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                                                                    EXHIBIT 99.1
                                                                    ------------


DATE: May 31, 1996

FROM:                                  FOR:
Padilla Speer Beardsley, Inc.          Tower Automotive, Inc.
224 Franklin Avenue West               4508 IDS Center
Minneapolis, Minnesota  55404          Minneapolis, Minnesota  55402

John Mackay (612) 871-8877             Scott Rued (612) 342-2310

FOR IMMEDIATE RELEASE
- ---------------------
TOWER AUTOMOTIVE, INC.
COMPLETES ACQUISITION OF MASCOTECH STAMPING
TECHNOLOGIES, INC.

     MINNEAPOLIS, MAY 31, 1996 -- Tower Automotive, Inc. (NASDAQ:TWER), today announced that it has completed the previously announced acquisition of all of the outstanding common stock of MascoTech Stamping Technologies, Inc. (MSTI), a wholly owned subsidiary of MascoTech, Inc. (NYSE:MSX).

     MSTI manufactures and assembles chassis and suspension components for the automotive industry in three facilities in Ohio and Indiana, and had 1995 revenues of approximately $153 million. Principal customers are Ford and Chrysler.

     The purchase price consisted of $55 million in cash, a $5 million note, 785,000 shares of Tower Automotive common stock and warrants to acquire 200,000 shares of Tower Automotive common stock at an exercise price of $18 per share. MascoTech will receive additional consideration of up to $25 million, if this business achieves certain operating results over the next three years. The cash portion of the purchase price was financed with the proceeds of a $65 million private placement of senior notes.

     In a separate transaction, Tower Automotive has agreed to resource certain production from a non-acquired MSTI facility to existing Tower Automotive facilities. In addition, Tower Automotive will acquire selected inventory, tooling and equipment related to such production.

     Tower Automotive, Inc., is a leading designer and manufacturer of high quality, engineered metal stampings and assemblies for North American light vehicle manufacturers including Ford, Chrysler, Honda, Mazda, Toyota, Nissan and General Motors. The Company's products include engineered mechanical parts, such as hood and deck lid hinges and brake components, large structural stampings and assemblies, such as body pillars, floor pan components and major housing assemblies, and chassis and suspension components. The Company has operating headquarters in Grand Rapids, Michigan and a corporate office in Minneapolis, Minnesota.

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